Exhibit 99.1

Hour Loop Reports First Quarter 2022 Results

Demonstrates Strong Execution Despite Challenging Macroeconomic Environment

Provides Full Year 2022 Revenue Guidance Range of $81 million to $90 million

Redmond, WA, May 16, 2022 – Hour Loop, Inc. (NASDAQ: HOUR) (“Hour Loop”), a leading online retailer, announces its financial and operational results for the first quarter ended March 31, 2022.

Financial Highlights for First Quarter 2022:

●	Total revenues increased 32.5% to $12.4 million compared to $9.3 million in the year-ago period;
●	Net loss totaled $0.65 million compared to net income of $0.86 million in the year-ago period;
●	Cash used for operating activities was $7.9 million compared to $1.2 million in the year-ago period.

Management Commentary

“We’re pleased with our first quarter 2022 performance as we reported strong financial and operational results despite the significantly impacted consumer spending environment driven by inflationary and supply chain pressures,” said Sam Lai, CEO of Hour Loop. “Against this backdrop, we further demonstrated our ability to execute on our strategy and drive growth as planned. In fact, following our initial public offering in January, we have rapidly expanded our labor force from 75 employees to over 175 employees, and delivered first quarter 2022 revenues of $12.4 million, up 32.5% compared to the year ago period.

“While we are encouraged by our progress, we are not immune to the challenging macroeconomic environment, which impacted our gross profit percentage as a result of increased operating expenses, FBA fees, and a strong competitive environment. However, despite these challenges, we are frontloading our investments for the year while projecting to show profitability and maintain double digit growth for the full year 2022. We believe our investments are necessary to grow our headcount, rapidly scale, and set a foundation for future success once these headwinds ease, and we are building on our momentum since our IPO. We look forward to continuing to execute, drive growth, and ultimately deliver increased value for our shareholders.”

First Quarter 2022 Financial Results

Total revenues in the first quarter of 2022 were $12.4 million compared to $9.3 million in the year-ago period. The increase was primarily due to continued growth and maturity in our operating model which was enhanced by a favorable e-commerce environment in the beginning of the year.

Gross profit percentage declined 3.8% to 52.3% compared to 56.1% of total revenues in the comparable period a year ago. This decrease was a function of our aggressive growth initiatives and a heightened inflationary environment causing higher cost of goods sold, FBA fees, and strong competition.

Operating expenses increased 65% to $7.2 million compared to $4.4 million in the year- ago period. This was a function of increased platform fees paid to Amazon, a significant increase in our labor force, and increased legal and professional fees due to the Company’s public listing.

Net loss in the first quarter was $0.65 million, or $0.02 per diluted share, compared to net income of $0.86 million, or $0.03 per diluted share, in the comparable year-ago period. The decrease was driven by increased costs and expenses as a result of the reasons mentioned above.

As of March 31, 2022, the Company had $7.7 million in cash and cash equivalents compared to $10.6 million as of December 31, 2021. This decrease was driven by the growth of inventory and labor force.

Inventories as of March 31, 2022, were $11.8 million compared to $7.0 million as of December 31, 2021. The Company intentionally invested heavily in inventories for strategic reasons.

Full Year 2022 Financial Outlook

For the full year 2022, the Company expects revenue to be in the range of $81 million to $90 million, representing 30% to 45% year-over-year growth.

About Hour Loop, Inc.

Hour Loop is an online retailer engaged in e-commerce retailing in the U.S. market. It has operated as a third-party seller on www.amazon.com and has sold merchandise on its website at www.hourloop.com since 2013. The Company expanded its operations to www.walmart.com in October 2020. To date, the Company has generated practically all of its revenue as a third-party seller on www.amazon.com and only a negligible amount of revenue from its own website and Walmart. Hour Loop manages more than 100,000 stock-keeping units (“SKUs”). Product categories include home/garden décor, toys, kitchenware, apparels, and electronics. The Company’s primary strategy is to bring most of its vendors product selections to the customers. It has advanced software that assists the Company in identifying product gaps so it can keep such products in stock year-round including the entirety of the last quarter (holiday season) of the calendar year. In upcoming years, Hour Loop plans to expand its business rapidly by increasing the number of business managers, vendors and SKUs.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” including with respect to the Company’s business strategy, product development and industry trends. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to the Company on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including, without limitation, those set forth in the Company’s filings with the Securities and Exchange Commission, as the same may be updated from time to time. Thus, actual results could be materially different. The Company undertakes no obligation to update these statements whether as a result of new information, future events or otherwise, after the date of this release, except as required by law.

Contact

Investor Relations

Alex Thompson, Greg Robles

Gateway Group, Inc.

(949) 574-3860

hourloop@gatewayir.com

HOUR LOOP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

As of March 31, 2022 (Unaudited) and December 31, 2021

	March 31,	December 31,
	2022	2021
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$7,664,095	$10,592,572
Accounts receivable, net	122,535	125,991
Inventory, net	11,766,733	7,041,864
Prepaid expenses and other current assets	827,722	965,298
Total current assets	20,381,085	18,725,725

Property and equipment	132,739	15,667
Deferred tax assets	228,021	45,488
Right-of-use lease assets	467,975	30,111

TOTAL ASSETS	$21,209,820	$18,816,991

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$7,608,341	$9,539,258
Accrued expenses and other current liabilities	1,117,551	1,282,161
Due to related parties	4,274,164	5,214,794
Income taxes payable	126,333	126,333
Current operating lease liabilities	257,684	-
Total current liabilities	13,384,073	16,162,546

Long-term operating lease liabilities	207,402	-
Total liabilities	13,591,475	16,162,546
Commitments and contingencies	-	-

Stockholders’ equity
Preferred stock: $0.0001 par value, 10,000,000 shares authorized, none issued and outstanding	-	-
Common stock: $0.0001 par value, 300,000,000 shares authorized, 35,032,753 and 33,300,000 shares issued and outstanding	3,503	3,330
Additional paid-in capital	5,615,322	4,291
Retained earnings	2,009,807	2,654,695
Accumulated other comprehensive loss	(10,287)	(7,871)
Total stockholders’ equity	7,618,345	2,654,445

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,209,820	$18,816,991

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

HOUR LOOP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

For the Three Months Ended March 31, 2022 and 2021

(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2022	2021

Revenues, net	$12,353,983	$9,322,913
Cost of revenues	(5,897,269)	(4,094,552)

Gross profit	6,456,714	5,228,361

Operating expenses
Selling and marketing	5,526,102	3,827,194
General and administrative	1,675,964	536,809
Total operating expenses	7,202,066	4,364,003

(Loss) income from operations	(745,352)	864,358

Other income (expenses)
Other expense	(5,450)	(870)
Interest expense	(83,558)	-
Other (expense) income	6,939	2,406
Total other income, net	(82,069)	1,536

(Loss) income before income taxes	(827,421)	865,894
Provision for income taxes	182,533	-

Net (loss) income	(644,888)	865,894

Other comprehensive loss
Foreign currency translation adjustments	(2,416)	(1,222)

TOTAL COMPREHENSIVE (LOSS) INCOME	$(647,304)	$864,672

Basic and diluted (loss) income per common share	$(0.02)	$0.03
Weighted-average number of common shares outstanding	35,032,753	33,300,000

The accompanying footnotes are an integral part of these unaudited condensed consolidated financial statements.

HOUR LOOP, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Three Months Ended March 31, 2022 and 2021

(Unaudited)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2022	2021

Cash flows from operating activities
Net (loss) income	$(644,888)	$865,894
Reconciliation of net income to net cash provided by operating activities:
Depreciation expenses	8,396	-
Noncash lease expenses	57,186	17,274
Prepaid expenses -IPO cost	(576,167)	-
Distribution to director and supervisor	31,012	-
Interest expense -due to related party	83,558	-
Changes in operating assets and liabilities:
Accounts receivable	3,456	(94,500)
Inventory	(4,724,869)	(2,971,952)
Prepaid expenses and other current assets	17,699	(86,413)
Accounts payable	(1,930,917)	1,688,236
Accrued expenses and other current liabilities	(218,344)	(575,357)
Operating lease liabilities	(30,593)	853
Net cash used in operating activities	(7,924,471)	(1,155,965)

Cash flows from investing activities:
Purchases of property and equipment	(125,468)	-
Net cash used in investing activities	(125,468)	-

Cash flows from financing activities:
Net advances from related parties	(1,024,188)	(45,877)
Capital contribution	-	2,800
Cash capital increase	6,156,360	-
Net cash provided by (used in) financing activities	5,132,172	(43,077)

Effect of changes in foreign currency exchange rates	(10,710)	(641)

Net change in cash and cash equivalents	(2,928,477)	(1,199,683)

Cash and cash equivalents at beginning of year	10,592,572	4,968,064

Cash and cash equivalents at end of year	$7,664,095	$3,768,381

Supplemental disclosures of cash flow information:
Cash paid for interest	$-	$-
Cash paid for income tax	$-	$-
Non-cash investing and financing activities:
Right-of-use of assets and operating lease liabilities recognized	$503,577	$-
Non-cash distribution to stockholders	$-	$-
Non-cash short-term debt from related parties	$-	$-